Exhibit 23


                         Consent of Independent Auditors

We consent to the incorporation by reference in (1) Registration Statement No. 33-308415 on Form S-3 dated July 19, 1996 related to the Dividend Reinvestment and Common Stock Purchase Plan, (2) Shelf Registration Statement No. 33-32119 on Form S-4 dated February 4, 1997, (3) Registration Statement No. 333-69807 dated December 29, 1998 related to the 1993 Amended and Restated Stock Option and Restricted Stock Plan, and (4) Shelf Registration Statement No. 333-69675 on Form S-3 dated January 14, 1999, of our report dated January 21, 2000 with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1999.

                                         /s/ Ernst & Young LLP


Detroit, Michigan
January 24, 2000